NEWS            from      H. L. LANZET, INC.
--------------------------------------------
                                         515 Madison Avenue  Tel: (212) 888-4570
                                         Suite 5 West        Fax: (212) 888-4569
                                         New York, NY 10022

FOR IMMEDIATE RELEASE:

CONTACT: Arnold Tenney, Richard Mozer               Herbert Lanzet/DeeDee Lanzet
Devine Entertainment Corporation                    H.L. Lanzet, Inc.
(416) 364-2282                                      (212) 888-4570

                           DEVINE ENTERTAINMENT SHARES
                          CLEARED FOR TRADING ON OTCBB

TORONTO, Ontario - June 1, 2006 -- Devine Entertainment Corporation (OTCBB:
DVNNF) announced today that the National Association of Securities Dealers
(NASD) has cleared the Company's common shares for trading on the NASD OTCBB, effective June 1, 2006, pursuant to Rule 15c2-11 under the Securities Exchange Act of 1934.

Management noted that this initial clearance is an important step in establishing regular trading and creating liquidity for the Company's securities in the United States. David Devine, President and CEO remarked, "We expect Devine Entertainment's listing on the NASD Bulletin Board to significantly increase the Company's visibility and facilitate the trading in our shares."

Five-time Emmy Award-winning Devine Entertainment Corporation develops, produces and distributes children's and family entertainment for the theatrical motion picture, television and Video/DVD marketplace worldwide. The Company's film series on landmark Composers', Inventors' and Artists' are critically acclaimed and broadcast in over 50 countries. The Company recently completed its first feature film for theatrical release, Bailey's Billion$, which was released in North America on August 5, 2005 and is currently being distributed worldwide. Headquartered in Toronto, the Company's common shares trade on the NASD OTCBB market in the U.S. under the symbol DVNNF. The Company's corporate website is www.devine-ent.com.

This press release may contain forward-looking statements relating to the future performance of Devine Entertainment Corporation. Forward-looking statements, specifically those concerning future performance and the achievement of operating profitability are subject to certain risks and uncertainties, and actual results may differ materially. These risks and uncertainties include the market acceptance of the Company's products and services; competition within the film and entertainment industry and the introduction of new entrants and/or products in the Company's markets; adverse changes in governmental regulations and policies affecting the film and entertainment industry; product development risks and risks of technological change; the risk of unanticipated expenses; and other risks and uncertainties all as described in the disclosure documents filed with securities regulatory authorities in accordance with applicable securities laws. Readers are cautioned that the foregoing list of factors is not exhaustive. Although the Company believes that the expectations conveyed by the forward-looking statements are reasonable based on information available to it on the date such forward-looking statements are made, no assurances can be given as to future results, levels of activity and achievements. All subsequent forward-looking statements, whether written or oral, attributable to the Company or persons acting on its behalf are expressly qualified in their entirety by these cautionary statements. The Company assumes no obligation to update forward-looking statements should circumstances or management's estimates or opinions change.